Exhibit 10.1

THE RYLAND GROUP, INC.

SENIOR EXECUTIVE PERFORMANCE PLAN

Purpose

The purpose of the Senior Executive Performance Plan (the “Plan”) is to set forth the terms on which annual bonuses will be paid to participating senior executives of The Ryland Group, Inc. and its subsidiaries (collectively the “Corporation”).  The Plan is intended to permit the Corporation to deduct fully annual bonuses paid to senior executives in determining its federal income taxes in accordance with Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”), and is effective as of its date of approval.

Administration

The Plan has been approved by and shall be administered by the Compensation Committee of the Board of Directors of the Corporation or a subcommittee of the Compensation Committee composed of two or more “outside directors” as defined in Section 162(m) and the regulations thereunder (the “Committee”).  The Committee shall interpret the Plan and shall have the authority and duties set forth in the Plan.

Covered Officers

The Plan applies each fiscal year to those officers of the Corporation whose compensation would be subject to the limitations of Section 162(m) or the regulations thereunder for that year and such other officers of the Corporation as the Committee shall determine (each, a “Covered Officer”).

Bonuses

Each Covered Officer who is employed by the Corporation during a fiscal year while this Plan is in effect will be eligible to receive a bonus equal to a stated percentage of either the Corporation’s or one or more business unit’s earnings before taxes and extraordinary items as reflected in, or, in the case of a business unit, as determined for purposes of preparing, the audited consolidated financial statements of the Corporation for such fiscal year, as adjusted to eliminate the effect of bonus and incentive compensation, corporate overhead, changes in accounting methods and other non-recurring or unusual expenses or charges as reflected in the Corporation’s financial statements, and/or based upon net cash provided by operating activites as reflected in the Corporation’s financial statements all as determined by the Compensation Committee.  The maximum bonus payable under the Plan to any one Covered Officer in any year shall not exceed three percent of the Corporation’s earnings before taxes and extraordinary items, as adjusted to eliminate the effect of bonus and incentive compensation, corporate overhead, changes in accounting methods and other non-recurring or unusual expenses or charges as reflected in the Corporation’s financial statements, all as determined by the Compensation Committee.  The Committee may reduce or eliminate bonuses for any reason in its sole discretion, but may not increase the amount of bonus payable to any Covered Officer for a given year after the formula for that year has been established.

The Committee will determine and set forth in writing, not later than 90 days after the commencement of each fiscal year, (i) each Covered Officer who will participate in the Plan for that year, (ii) the determination of the amount or percentage of earnings before taxes and extraordinary items or the amount or percentage of net cash provided by operating activities used to determine any payment with respect to each participating Covered Officer, based on the performance of the Corporation, as a whole, or of a particular business unit(s) with respect to each participating Covered Officer, and (iii) any other objective terms and conditions that must be satisfied for the Covered Officer to become eligible to receive payment of the annual bonus.

No bonus shall be paid pursuant to this Plan for any year until the performance goals and any other material terms of bonus eligibility are satisfied.  The Committee will certify in writing that the performance goals have been met.  Annual bonuses payable pursuant to the Plan shall be paid in cash in the two and a half month period following the end of the year in which the bonus is earned and vested.

Miscellaneous

No Covered Officer may assign the right to receive any benefit under the Plan.  The Committee may approve payment of any amount which a disabled or deceased Covered Officer would have earned under the Plan to the Covered Officer’s spouse or estate.

The Plan shall be submitted to the Corporation’s stockholders for approval in accordance with Section 162(m).

The Committee may amend or change the Plan at any time and in any manner, and may terminate the Plan at any time without obligation for payment of bonuses to Covered Officers for the year in which termination occurs.  The Plan may not be amended or changed without stockholder approval if the amendment or change would limit the deductibility of bonuses paid pursuant to the Plan under Section 162(m).

2